Exhibit 99.1

Investors

Louis Alterman

404-748-7650

678-472-3252

altermanlo@corp.earthlink.net

Media

Michele Sadwick

404-748-7255

404-769-8421

sadwick@corp.earthlink.net

EARTHLINK ANNOUNCES THIRD QUARTER 2009 RESULTS

ATLANTA – October 27, 2009 – EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its third quarter ended September 30, 2009.  Highlights for the third quarter include:

•                  Net income of $29.9 million or $0.28 per share

•                  Adjusted EBITDA (a non-GAAP measure) of $60.9 million

•                  Free cash flow (a non-GAAP measure) of $55.3 million

•                  Ending cash and marketable securities balance of $654.9 million

•                  Increased and narrowed full year 2009 Adjusted EBITDA (a non-GAAP measure) guidance to $243 million - $248 million

“We are pleased with our third quarter operating performance,” stated EarthLink Chairman and Chief Executive Officer Rolla P. Huff. “Adjusted EBITDA, free cash flow and net income all came in at the high end of our estimates and as a result, we are slightly raising our full year 2009 guidance. This increased guidance includes the cost of fourth quarter productivity enhancements and the resulting cost rightsizing that continues to occur in our business. These fourth quarter initiatives are part of our ongoing and proactive efforts to reduce our cost structure.”

“Last week, we announced the approval of our second consecutive quarterly dividend payment,” added Huff. “We believe our financial strength and future cash flow continue to provide our company meaningful flexibility in considering value creating options for our shareholders.”

Financial and Operating Results

Revenue for the third quarter of 2009 was $174.5 million, a decline of 6 percent from the second quarter of 2009 and 24 percent from the year-ago quarter. The pace of revenue declines in EarthLink’s consumer business continues to decelerate as this quarter the company reported single digit million dollar sequential revenue declines in its consumer segment.

EarthLink reported net subscriber losses of 146,000 for the quarter, a decrease from 149,000 in the second quarter of 2009 and 275,000 in the year-ago quarter.   Subscriber churn was flat with the second quarter of 2009 at 3.6%, and an improvement from 4.2% in the third quarter of 2008.

These trends represent the increasing tenure of EarthLink’s customer base and ongoing shift to broadband products offsetting seasonally lower churn in the second quarter. In the third quarter of 2009, 80% of EarthLink’s consumer customers had two or more years of tenure with the company, nearly 40% had five or more years of tenure, and broadband products comprised 57% of EarthLink’s revenue.

Total sales and marketing, operations, customer support, and general and administrative expenses for the third quarter were $53.9 million, down 2 percent versus the prior quarter and 32 percent from the year-ago quarter. EarthLink continues to invest opportunistically in select marketing channels which are generating positive lifetime value customers and to implement cost reduction initiatives to align costs with the revenue trends.

Profitability and Other Financial Measures

EarthLink realized $29.9 million, or $0.28 per share, of income from continuing operations in the third quarter of 2009, down from $31.5 million, or $0.29 per share, in the second quarter of 2009, and from $52.6 million, or $0.47 per share, in the third quarter of 2008.

Net income was $29.9 million, or $0.28 per share, for the third quarter of 2009 as compared to $31.5 million, or $0.29 per share, in the prior quarter, and $51.9 million, or $0.46 per share, in the year-ago quarter. Included in the change from the year-ago quarter was a $9.0 million increase in the company’s income tax provision, primarily due to an increase in non-cash deferred taxes resulting from the use of the company’s net operating loss carryforwards (NOLs) and a $4.3 million decrease in gain on investments, net.

The decelerating revenue declines, combined with continued reductions in cost of revenues, sales and marketing and back office support expenses resulted in EarthLink generating Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $60.9 million for the third quarter of 2009, as compared to $68.5 million in the second quarter of 2009 and $74.0 million in the third quarter of 2008.

Balance Sheet and Cash Flow

Free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $55.3 million during the third quarter of 2009, compared to $66.6 million during the second quarter of 2009 and $71.6 million in the third quarter of 2008. During the quarter, EarthLink made $15.0 million of dividend payments and had capital expenditures of $5.6 million. EarthLink ended the third quarter with $654.9 million in cash and marketable securities, an increase of $44.5 million from June 30, 2009.

Business Outlook

The following statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

Today Earthlink is raising and narrowing the ranges on its previously announced guidance for the full year 2009.  Management now expects 2009 Adjusted EBITDA of $243 million to $248 million and 2009 free cash flow of $225 million to $235 million, based upon the aforementioned Adjusted EBITDA guidance combined with $13 million to $18 million in estimated capital expenditures. Additionally, EarthLink now expects to generate income from continuing operations of $110 million to $115 million for full year 2009.

Payment of Quarterly Dividend

On October 21, 2009, EarthLink announced that its Board of Directors had approved payment of its quarterly cash dividend on its common stock in the amount of $0.14 per share to be paid on December 23, 2009 to shareholders of record on December 9, 2009.

Non-GAAP Measures

Adjusted EBITDA is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs.

Free cash flow is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense,  gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 4 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Conference Call for Analysts and Investors

Conference Call Details

Tuesday, October 27, 2009, at 8:30 a.m. EDT hosted by EarthLink’s Chairman and Chief Executive Officer, Rolla P. Huff and Chief Financial Officer, Bradley A. Ferguson.

U.S. and Canada Dial-in Number	800-706-0730
International Dial-in Number	706-634-5173

Participants reference the EarthLink call and dial in 10 minutes prior to scheduled start time.

Webcast

A live Webcast of the conference call will be available at:  http://ir.earthlink.net/index.cfm

Replay

Replay available from at 9:30 a.m. EDT on October 27 through midnight on November 3.

Dial 800-642-1687 from US and Canada, International callers dial 706-645-9291.

The replay confirmation code is 33409322.

The Webcast will be archived on the company’s website at: http://ir.earthlink.net/events.cfm

2010 Annual Meeting of Stockholders

EarthLink’s 2010 Annual Meeting of Stockholders is scheduled for May 4, 2010.

About EarthLink

“EarthLink. We revolve around you™.” A leading Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial up, high speed, voice, web hosting or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s website at www.EarthLink.net.

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that the continued decline of our consumer access subscribers, combined with the change in mix of our consumer access subscriber base from narrowband to broadband, will adversely affect our results of operations and we will have less ability in the future to implement offsetting cost reductions; (2) that we face significant competition which could reduce our profitability; (3) that adverse economic conditions may harm our business; (4) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges, including incurring facility exit and restructuring charges; (5) that if we do not continue to innovate and provide products and services that are useful to subscribers, we may not remain competitive, and our revenues and operating results could suffer; (6) that we may be unsuccessful in making and integrating acquisitions and investments into our business, which could result in operating difficulties, losses and other adverse consequences; (7) that our business is dependent on the availability of third-party telecommunications service providers; (8) that our commercial and alliance arrangements may not be renewed, which could adversely affect our results of operations; (9) that our business may suffer if third parties used for technical and customer service and technical support and certain billing services are unable to provide these services, cannot expand to meet our needs or terminate their relationships with us; (10) that service interruptions or impediments could harm our business; (11) that government regulations could adversely affect our business or force us to change our business practices; (12) that privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services;  (13) that we may not be able to protect our intellectual property; (14) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (15) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (16) that our business depends on effective business support systems, processes and personnel; (17) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (18) that our VoIP business exposes us to certain risks that could cause us to lose customers, expose us to significant liability or otherwise harm our business; (19) that we may be required to recognize additional impairment charges on our goodwill and intangible assets, which would adversely affect our results of operations and financial position; (20) that the use of our net operating losses and certain other tax attributes could be limited in the future; (21) that our stock price has been volatile historically and may continue to be volatile; (22) that we may reduce, or cease payment of, quarterly cash dividends; (23) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; and (24) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008.

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EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Revenues:
Access and service	$206,693	$156,731	$661,583	$502,347
Value-added services	24,138	17,790	77,925	56,834
Total revenues	230,831	174,521	739,508	559,181

Operating costs and expenses:
Cost of revenues	87,616	66,885	277,655	211,720
Sales and marketing	22,191	13,840	78,913	45,405
Operations and customer support	34,048	23,569	106,914	75,255
General and administrative	23,316	16,472	72,010	51,503
Amortization of intangible assets	3,153	2,039	11,153	6,224
Facility exit and restructuring costs (1)	1,078	(97)	4,169	5,318
Total operating costs and expenses	171,402	122,708	550,814	395,425

Income from operations	59,429	51,813	188,694	163,756
Gain on investments, net	4,352	35	5,677	305
Interest expense and other, net (2)	(3,281)	(5,067)	(7,804)	(14,458)
Income from continuing operations before income taxes	60,500	46,781	186,567	149,603
Income tax provision	(7,924)	(16,914)	(23,923)	(55,754)
Income from continuing operations	52,576	29,867	162,644	93,849
Loss from discontinued operations, net of tax (3)	(681)	—	(8,438)	—
Net income	$51,895	$29,867	$154,206	$93,849

Basic net income per share
Continuing operations	$0.48	$0.28	$1.48	$0.88
Discontinued operations	(0.01)	—	(0.08)	—
Basic net income per share	$0.47	$0.28	$1.40	$0.88
Basic weighted average common shares outstanding	110,153	106,615	109,895	106,853

Diluted net income per share
Continuing operations	$0.47	$0.28	$1.46	$0.87
Discontinued operations	(0.01)	—	(0.08)	—
Diluted net income per share	$0.46	$0.28	$1.38	$0.87
Diluted weighted average common shares outstanding	112,039	107,943	111,534	108,052

EARTHLINK, INC.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA (4)

(in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2008	2009	2009

Income from continuing operations	$52,576	$31,485	$29,867
Income tax provision	7,924	17,896	16,914
Depreciation and amortization	8,881	6,069	6,032
Stock-based compensation expense	4,597	3,026	3,136
Gain on investments, net	(4,352)	(11)	(35)
Interest expense and other, net (2)	3,281	5,100	5,067
Facility exit and restructuring costs (1)	1,078	4,927	(97)
Adjusted EBITDA (4)	$73,985	$68,492	$60,884

Depreciation - cost of revenues	$2,843	$1,996	$1,908
Depreciation - other	2,885	2,035	2,085
Amortization of intangible assets	3,153	2,038	2,039
Depreciation and amortization	$8,881	$6,069	$6,032

EARTHLINK, INC.

Reconciliation of Income From Continuing Operations to Free Cash Flow (4)

(in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2008	2009	2009

Income from continuing operations	$52,576	$31,485	$29,867
Income tax provision	7,924	17,896	16,914
Depreciation and amortization	8,881	6,069	6,032
Stock-based compensation expense	4,597	3,026	3,136
Gain on investments, net	(4,352)	(11)	(35)
Interest expense and other, net (2)	3,281	5,100	5,067
Facility exit and restructuring costs (1)	1,078	4,927	(97)
Purchases of property and equipment	(1,619)	(1,927)	(5,588)
Purchases of subscriber bases	(753)	—	—
Free cash flow (4)	$71,613	$66,565	$55,296

EARTHLINK, INC.

Reconciliation of Guidance Provided in Non-GAAP Measures (4)

(in millions)

Year
Ending
December 31,
2009
Income from continuing operations	$110 - $115
Depreciation	16
Amortization of intangible assets	8
Stock-based compensation expense	14
Income tax provision	70
Facility exit and restructuring costs (1)	5
Interest expense and other, net (2)	20
Adjusted EBITDA (4)	$243 - $248

Year
Ending
December 31,
2009
Income from continuing operations	$110 - $115
Depreciation	16
Amortization of intangible assets	8
Stock-based compensation expense	14
Income tax provision	70
Facility exit and restructuring costs (1)	5
Interest expense and other, net (2)	20
Purchases of property and equipment	(18) - (13)
Free cash flow (4)	$225 - $235

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	September 30,	December 31,	June 30,	September 30,
	2008	2008	2009	2009
	(dollars in thousands)
Balance Sheet Data
Cash and marketable securities	$484,967	$534,373	$610,349	$654,872
Convertible Senior Notes (5)	258,750	258,750	258,750	258,750
Stockholders’ equity	452,631	486,475	539,809	561,540

Employee Data
Number of employees at end of period (6)	789	754	693	660

	September 30,	December 31,	June 30,	September 30,
	2008	2008	2009	2009
Subscriber Data (7)
Consumer services
Narrowband access subscribers	1,920,000	1,747,000	1,456,000	1,329,000
Broadband access subscribers (8)	933,000	896,000	845,000	832,000
Total consumer subscribers	2,853,000	2,643,000	2,301,000	2,161,000

Business services
Narrowband access subscribers	19,000	17,000	11,000	9,000
Broadband access subscribers	61,000	59,000	56,000	55,000
Web hosting accounts	91,000	87,000	81,000	78,000
Total business subscribers	171,000	163,000	148,000	142,000

Total subscribers at end of period	3,024,000	2,806,000	2,449,000	2,303,000

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Subscriber Activity
Subscribers at beginning of period	3,299,000	2,449,000	3,876,000	2,806,000
Gross organic subscriber additions	137,000	108,000	552,000	344,000
Acquired subscribers	2,000	—	2,000	—
Adjustment (9)	(15,000)	—	(15,000)	(7,000)
Churn	(399,000)	(254,000)	(1,391,000)	(840,000)
Subscribers at end of period	3,024,000	2,303,000	3,024,000	2,303,000

Churn Rate (10)	4.2%	3.6%	4.5%	3.7%

Consumer Data
Average subscribers (11)	2,980,000	2,207,000	3,256,000	2,382,000
ARPU (12)	$21.00	$20.87	$20.66	$20.77
Churn rate (10)	4.3%	3.7%	4.6%	3.8%

Business Data
Average subscribers (11)	176,000	144,000	183,000	152,000
ARPU (12)	$81.50	$84.08	$81.33	$82.98
Churn rate (10)	3.2%	2.5%	2.8%	2.8%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (13)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Consumer Services
Revenues
Access and service	$164,306	$120,935	$529,557	$390,204
Value-added services	23,493	17,241	75,783	55,140
Total revenues	187,799	138,176	605,340	445,344
Cost of revenues	62,550	45,211	201,053	144,890
Gross margin	125,249	92,965	404,287	300,454
Segment operating expenses	49,803	31,039	164,496	101,617
Segment income from operations	$75,446	$61,926	$239,791	$198,837

Business Services
Revenues
Access and service	$42,387	$35,796	$132,026	$112,143
Value-added services	645	549	2,142	1,694
Total revenues	43,032	36,345	134,168	113,837
Cost of revenues	25,066	21,674	76,602	66,830
Gross margin	17,966	14,671	57,566	47,007
Segment operating expenses	12,481	10,257	39,308	31,339
Segment income from operations	$5,485	$4,414	$18,258	$15,668

Consolidated
Revenues
Access and service	$206,693	$156,731	$661,583	$502,347
Value-added services	24,138	17,790	77,925	56,834
Total revenues	230,831	174,521	739,508	559,181
Cost of revenues	87,616	66,885	277,655	211,720
Gross margin	143,215	107,636	461,853	347,461
Direct segment operating expenses	62,284	41,296	203,804	132,956
Segment income from operations	80,931	66,340	258,049	214,505
Stock-based compensation expense	4,597	3,136	14,319	10,552
Amortization of intangible assets	3,153	2,039	11,153	6,224
Facility exit and restructuring costs (1)	1,078	(97)	4,169	5,318
Other operating expenses	12,674	9,449	39,714	28,655
Income from operations	$59,429	$51,813	$188,694	$163,756

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

(1)

In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania; and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during the later half of 2007. However, since management continues to evaluate EarthLink’s businesses, there have been and may continue to be supplemental provisions for new plan initiatives as well as changes in estimates to amounts previously recorded.

(2)

On January 1, 2009, the Company adopted new accounting guidance related to the accounting for convertible debt instruments that may be settled in cash upon conversion. The new accounting guidance requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s non-convertible debt borrowing rate. The resulting debt discount is accreted over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. The new accounting guidance requires retrospective application for all periods presented. The adoption of the new accounting guidance on January 1, 2009 affected the accounting for the Company’s Convertible Senior Notes due November 15, 2026 (the “Notes”), which were issued in November 2006. Upon adoption, the Company recorded an adjustment to increase additional paid-in capital as of the November 2006 issuance date by approximately $62.1 million. The Company is accreting the resulting debt discount to interest expense over the estimated five-year life of the Notes, which represents the first redemption date of November 2011. The Company recorded a pre-tax adjustment of approximately $22.3 million to retained earnings that represents the debt discount accretion during the years ended December 31, 2006, 2007 and 2008 and will recognize additional non-cash interest expense of $12.2 million, $13.4 million and $12.4 million during the years ending December 31, 2009, 2010 and 2011, respectively, for accretion of the debt discount.

(3)

In November 2007, management concluded that its municipal wireless broadband operations were no longer consistent with the Company’s strategic direction and the Company’s Board of Directors authorized management to pursue the divestiture of the Company’s municipal wireless broadband assets. As a result of that decision, the Company presented the municipal wireless broadband results of operations as discontinued operations. As of December 31, 2008, the Company had completed the divestiture of its municipal wireless broadband assets.

(4)

Adjusted EBITDA is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs. Free cash flow is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.

(5)

The principal amount of the Notes for all periods presented was $258.8 million. The unamortized discount was $42.0 million, $39.0 million, $32.9 million and $29.7 million as of September 30, 2008, December 31, 2008, June 30, 2009 and September 30, 2009, respectively. The net carrying value was $216.8 million, $219.7 million, $225.8 million and $229.0 million as of September 30, 2008, December 31, 2008, June 30, 2009 and September 30, 2009, respectively.

(6)	Represents full-time equivalents.

(7)

Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

(8)	Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

(9)

During the nine months ended September 30, 2009, EarthLink removed approximately 7,000 satellite subscribers from its broadband subscriber count and total subscriber count as a result of the sale of these subscriber accounts. During the three and nine months ended September 30, 2008, EarthLink removed approximately 15,000 EarthLink supported Sprint customers from its broadband subscriber count and total subscriber count due to the termination of a wholesale arrangement by Sprint.

(10)

Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis. Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

(11)

Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period. Average subscribers for the nine month periods is calculated by averaging the ending monthly subscribers or accounts for the ten months preceding and including the end of the period.

(12)

ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

(13)

The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Consumer Services and Business Services. The Company’s Consumer Services segment provides Internet access services and related value-added services to individual customers. These services include dial-up and high-speed Internet access and voice services, among others. The Company’s Business Services segment provides integrated communications services and related value-added services to businesses and communications carriers. These services include managed private IP-based wide area networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets, stock-based compensation expense, impairment of goodwill and intangible assets and facility exit and restructuring costs, as they are not evaluated in the measurement of segment performance.